Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Registration Statement of Progressive Waste Solutions Ltd. (“Progressive”) on Form F-4, and in the Progressive Prospectus and the Waste Connections, Inc. Proxy Statement included therein, of our opinion dated January 18, 2016 appearing as Annex D to such Preliminary Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY – Opinion of Waste Connections’ Financial Advisor,” “THE MERGER – Background of the Merger,” “THE MERGER – Recommendation of the Waste Connections Board of Directors and Waste Connections’ Reasons for the Merger,” “THE MERGER – Opinion of Waste Connections’ Financial Advisor,” and “THE MERGER – Forward - Looking Financial Information.”  For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any registration statement or proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By:	/s/ Daniel Fetters

New York, New York

March 2, 2016